                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


         AMENDMENT NO. 1, dated as of December 8, 2000 (this "AMENDMENT"), to the Agreement and Plan of Merger, dated as of February 27, 2000 (the "AGREEMENT"), among LG&E Energy Corp., a Kentucky corporation (the "COMPANY"), Powergen plc, an English public limited company
("PARENT"),Powergen US Investments Corp., a Delaware corporation and an indirect wholly owned subsidiary of Powergen ("US SUBHOLDCO 2"), and Powergen Acquisition Corp., a Kentucky corporation and a direct wholly owned subsidiary of US Subholdco 2 ("MERGER SUB").

                               W I T N E S S E T H:


         WHEREAS, the Company, Parent, US Subholdco 2 and Merger Sub desire to amend the Agreement; and

         WHEREAS, Section 9.2 of the Agreement provides that at any time prior to the Effective Time, the Agreement may be modified or amended by agreement of the parties, by an instrument in writing executed and delivered by duly authorized officers of each of the parties hereto; and

         WHEREAS, the respective Boards of the Company and Parent have taken all action necessary to duly authorize, execute and deliver the Agreement and those modifications as the respective officers executing the Agreement deemed necessary or appropriate and authorized their duly authorized officers to execute and deliver this Amendment;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                                     ARTICLE I
                            AMENDMENTS TO THE AGREEMENT

         1.1 Section 1.2 of the Agreement shall be amended to read in its entirety as follows:

                  "CLOSING. The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on a date to be mutually agreed between Parent and the Company, which shall not be later than the tenth Business Day (as defined below) after the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE"). As used in this Agreement, the term "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banks in either New York City or the City of London, England are authorized or obligated by law or executive order to close."

         1.2 Section 6.11(a)(i) and (ii) of the Agreement shall be amended to read in its entirety as follows:

                  "(a)     STOCK OPTIONS. (i) At the Effective Time, each
Company Option, whether vested or unvested and whether or not it would otherwise be deemed terminated as a result of the occurrence of the Effective Time, shall be deemed to constitute an option (a "CONVERTED OPTION") to acquire, on the same terms and conditions as were applicable under such Company Option, the number of American Depositary Shares of Parent (the "ADS'S"), each of which represents four Parent Ordinary Shares, equal to the result (rounded down to the nearest whole ADS) of multiplying the number of Shares subject to the Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), at an exercise price per ADS equal to the result (rounded up to the nearest whole cent) of dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Conversion Ratio (it being understood that the exercise price shall be converted into dollars at the rate prevailing at the close of business on the business day prior to the Effective
Time); PROVIDED,

HOWEVER, that in the case of any Company Option to which Section 422 of the Code applies, the adjustments provided for in this Section shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. For purposes of this Section, the term "CONVERSION RATIO" means a fraction, the numerator of which is the average of the high and low sales price of one Share on the NYSE on the trading day immediately preceding the Effective Time and the denominator of which is the average of the high and low sales price of one ADS on the NYSE on the trading day immediately preceding the Effective Time. Notwithstanding the foregoing, each holder of a Converted Option may, at any time prior to the close of business on the seventh Business Day following the Effective Time, elect in writing (which writing shall be delivered to the Company) to exchange any unexercised Converted Option for an amount in cash equal to the product of (x) the number of Shares previously subject to the Company Option (prior to its conversion into the Converted Option) and (y) the excess of the difference between the Merger Consideration over the per Share exercise price of such Company Option, less any amount the Company is required to deduct or withhold with respect to such payment. Each such Company Option so exchanged shall be immediately canceled, and the Company shall make prompt payment in respect of any exchanged option.

                  (ii) Parent shall at the time that a Company Option is disposed of to the Company and cancelled, issue a Converted Option under a long-term incentive plan substantially similar to the long-term incentive Compensation and Benefit Plan of the Company as in existence immediately prior to the date hereof. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time but in no event later that 10:30 am Eastern Time on the Closing Date, or if the Closing Date is not a Business Day, by 10:30 am on the first Business Day following the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor thereto) with respect to the ADS's subject to such Converted Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Options remain outstanding. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Stock Plans to permit the assumption of the unexercised
Company Options by Parent pursuant to either clause (x) or (y) of this subparagraph (ii).

                                   ARTICLE II
                                  MISCELLANEOUS

         2.1 DEFINITIONS. Capitalized terms used in this Amendment and not defined herein shall have the respective meanings ascribed to them in the Agreement.

         2.2 ENTIRE AGREEMENT; RESTATEMENT. Other than as amended by Sections 1.1 and 1.2 above, the Agreement shall remain in full force and effect and unaffected hereby. The Agreement, as amended by this Amendment, is hereinafter referred to as the "Agreement", and the parties hereto hereby agree that the Agreement may be restated to reflect the amendments provided for in this Amendment.

         2.3 COUNTERPARTS. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         2.4      GOVERNING LAW AND VENUE; ENFORCEMENT; WAIVER OF JURY TRIAL.
(a) THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF KENTUCKY WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties agree that irreparable damage would occur in the event that any of the provisions of this Amendment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and to enforce specifically the terms and provisions of this Amendment in any court of the United States located in the Commonwealth of Kentucky, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereby irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the Commonwealth of Kentucky solely in respect of the interpretation and enforcement of the provisions of this Amendment and of the documents referred to in this Amendment, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Amendment or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Kentucky Federal court. The parties hereby consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 2.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (i) ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT AND (ii) ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING,

SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.4.

         2.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, or sent by reputable overnight courier service or by facsimile (which is confirmed):

                    IF TO PARENT, US SUBHOLDCO 2 OR MERGER SUB

                    PowerGen plc
                    53 New Broad Street
                    London, EC2M 15L
                    England
                    Attention:  David J. Jackson, General Counsel and
                             Company Secretary
                    fax:  +1 44 207 826 2716

                    (with a copy to
                    Joseph B. Frumkin, Esq.
                    Sullivan & Cromwell
                    125 Broad Street
                    New York, New York 10004
                    fax: (212) 558-3588).

                    IF TO THE COMPANY

                    LG&E Energy Group
                    220 West Main Street
                    Louisville, KY 40202
                    Attention:  John R. McCall, Executive Vice
                             President, General Counsel and Corporate
                             Secretary
                    fax:  (502) 627-4622

                    (with a copy to
                    Caroline B. Gottschalk, Esq.

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, New York 10017
                    fax:  (212) 455-2502

                    and to:

                    Peter D. Clarke, Esq.
                    Gardner, Carton, & Douglas,
                    Quaker Tower
                    321 North Clark Street, Suite 3400,
                    Chicago, Illinois 60610-4795
                    fax:      (312) 644-3381).

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed as of the date first written above.

                                            LG&E ENERGY CORP.



                                            By: /s/ Roger W. Hale
                                                -----------------------
                                                Name: Roger W. Hale
                                                Title: Chairman and Chief
                                                       Executive Officer

                                            POWERGEN PLC



                                            By: /s/ David J. Jackson
                                                ------------------------
                                                Name: David J. Jackson
                                                Title: General Counsel and
                                                       Company Secretary


                                            Accepted and Agreed as of:

                                                December 8, 2000
                                                -------------------------


                                            POWERGEN US INVESTMENTS CORP.



                                            By:  /s/ David J. Jackson
                                                 -------------------------
                                                 Name: David J. Jackson
                                                 Title: President



                                            POWERGEN ACQUISITION CORP.


                                            By:  /s/ David J. Jackson
                                                 -------------------------
                                                 Name: David J. Jackson
                                                 Title: President